U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2005

American Capital Strategies, Ltd.

(Exact name of registrant as specified in its charter)

DELAWARE	814-00149	52-1451377
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Bethesda Metro Center, 14th Floor Bethesda, MD 20814

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (301) 951-6122

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.	Entry into a Material Definitive Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

On June 17, 2005, American Capital Strategies, Ltd. (“American Capital”) obtained an unsecured revolving credit facility with a syndicate of lenders pursuant to a Credit Agreement (the “Agreement”) by and among American Capital as the borrower, Wachovia Bank, National Association, as Administrative Agent, swingline lender, issuing bank and as a bank, Wachovia Capital Markets, LLC, as sole bookrunner and as joint lead-arranger, BB&T Capital Markets as joint lead-arranger, Citicorp North America, Inc. and JPMorgan Chase Bank, N.A. (“JPMorgan”) as co-documentation agents and as banks, Branch Banking and Trust Company (“BB&T”), as a bank, Bank of America, N.A., as a bank, Bank of Montreal, as a bank, Hibernia National Bank, as a bank, and Fifth Third Bank, as a bank (the “Agreement”).

The credit facility is an unsecured revolving line of credit with a committed amount of $230 million, which may be expanded through new or additional commitments up to $300 million in accordance with the terms and conditions set forth in the Agreement. The line of credit expires on June 17, 2007 unless extended for an additional 364-day period with the consent of the lenders. At the borrower’s option, interest on borrowings under the facility is charged at either (i) LIBOR plus the applicable percentage in effect at such time or (ii) the greater of the Wachovia prime rate, and the federal funds effective rate plus ½ of 1%. The Agreement contains various covenants that, among other things, require American Capital to maintain an unsecured debt rating equal to or greater than BB-, a minimum net worth, debt to equity and interest coverage and certain other financial ratios. It also includes customary default provisions, as well as the following default provisions: a cross-default on American Capital’s consolidated debt of $5 million or more, a minimum net worth requirement of $1 billion plus seventy-five percent (75%) of any new equity and subordinated debt, and a default arising from the termination or resignation of any two of the following executive officers of American Capital: Malon Wilkus, Ira Wagner and John Erickson.

Affiliates of Wachovia, JPMorgan, BB&T and Bank of Montreal have also performed investment banking and advisory services for American Capital from time to time for which they have received customary fees and expenses. In addition, affiliates of Wachovia, JPMorgan, BB&T and Bank of Montreal may, from time to time, engage in transactions or perform services for American Capital in the ordinary course of their business.

On June 20, 2005, American Capital issued a press release announcing the unsecured revolving credit facility. The press release, the Agreement and the notes are attached hereto as exhibits.

Item 1.02.	Termination of a Material Definitive Agreement.

On June 17, 2005, American Capital terminated its existing credit facility with Branch Banking and Trust Company (“BB&T”), as administrative agent and a syndicate of lenders pursuant to an Amended and Restated Credit Agreement by and among American Capital as the borrower, BB&T, as Administrative Agent, swing line lender, issuing bank and as a bank, Bayerische Hypo-Und Vereinsbank AG, as a bank, LaSalle Bank National Association, as a bank, Hibernia National Bank, as a bank, and Fifth Third Bank, as a bank. The BB&T credit facility had a committed amount of $100 million and was due to expire on February 16, 2006 unless extended for an additional 364-day period with the consent of the lenders. American Capital replaced the BB&T credit facility with a new $230 million unsecured revolving credit facility entered into by and among American Capital, as borrower, Wachovia Bank, National Association, as administrative agent, and a syndicate of lenders on June 17, 2005.

Affiliates of BB&T have performed investment banking and advisory services for American Capital from time to time for which they have received customary fees and expenses. In addition, affiliates of BB&T may, from time to time, engage in transactions or perform services for American Capital in the ordinary course of their business.

Item 9.01.	Financial Statements and Exhibits.

Exhibit Number	Exhibit

10.1	Credit Agreement by and among American Capital Strategies, Ltd., Wachovia Bank, National Association, Wachovia Capital Markets, LLC, BB&T Capital Markets, Citicorp North America, Inc., JPMorgan Chase Bank, N.A., Bank of Montreal, Bank of America, N.A., Hibernia National Bank, Fifth Third Bank, and Branch Banking and Trust Company, dated June 17, 2005.

10.2	Swingline Note in the principal amount of $23,000,000 made by American Capital Strategies, Ltd. in favor of Wachovia Bank, National Association, dated June 17, 2005.

10.3	Revolving Note in the principal amount of $40,000,000 made by American Capital Strategies, Ltd. in favor of Wachovia Bank, National Association, dated June 17, 2005.

10.4	Revolving Note in the principal amount of $40,000,000 made by American Capital Strategies, Ltd. in favor of Branch Banking and Trust Company, dated June 17, 2005.

10.5	Revolving Note in the principal amount of $35,000,000 made by American Capital Strategies, Ltd. in favor of Citicorp North America, Inc., dated June 17, 2005.

10.6	Revolving Note in the principal amount of $35,000,000 made by American Capital Strategies, Ltd. in favor of JPMorgan Chase Bank, N.A., dated June 17, 2005.

10.7	Revolving Note in the principal amount of $25,000,000 made by American Capital Strategies, Ltd. in favor of Bank of America, N.A., dated June 17, 2005.

10.8	Revolving Note in the principal amount of $25,000,000 made by American Capital Strategies, Ltd. in favor of Bank of Montreal, dated June 17, 2005.

10.9	Revolving Note in the principal amount of $15,000,000 made by American Capital Strategies, Ltd. in favor of Hibernia National Bank, dated June 17, 2005.

10.10	Revolving Note in the principal amount of $15,000,000 made by American Capital Strategies, Ltd. in favor of Fifth Third Bank, dated June 17, 2005.

99.1	American Capital Strategies, Ltd. June 20, 2005 press release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CAPITAL STRATEGIES, LTD.

Dated: June 23, 2005	By:	/s/ SAMUEL A. FLAX
Samuel A. Flax Executive Vice President, General Counsel and Secretary

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